Exhibit 4.9
COGO GROUP, INC.
2009 OMNIBUS SECURITIES AND INCENTIVE PLAN
CONSULTANT UNRESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT made as of ___________, 200_, by and between Cogo Group, Inc., a Maryland corporation (the “Company”), and _________________ (the “Awardee”).

WITNESSETH:

WHEREAS, the Company has adopted the Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan (the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and

WHEREAS, the Committee has authorized the award to the Awardee of shares of Common Stock which shares shall not be subject to any Restrictions (“Unrestricted Shares”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1.   Definitions.

Terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.

2.   Award of Unrestricted Shares.

The Committee hereby awards to the Awardee [insert # of shares] Unrestricted Shares.  Stock certificates for the Unrestricted Shares shall be issued to the Awardee as soon as administratively practicable following the date of this Agreement.

3.   No Restrictions on Transferability.

The Unrestricted Shares shall at all times be transferable by the Awardee.

4.   Voting and Dividend Rights.

The Awardee shall have all of the voting and dividend rights of a stockholder of Common Stock with respect to the Unrestricted Shares.

5.   Regulation by the Committee.

This Agreement and the Unrestricted Shares shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee.

6.   Amendment.

The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee's rights or entitlements with respect to the Unrestricted Shares shall be effective without the prior written consent of the Awardee.

7.   Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.

8.   Effective Date of Award.

The award of each Unrestricted Share under this Agreement shall be effective as of the date first written above.

9.   Awardee Acknowledgment.

By executing this Agreement, the Awardee hereby acknowledges that he or she  has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

ATTEST:	COGO GROUP, INC.

________________________________	By:_________________________________ Its:_________________________________ ____________________________, Awardee